                                                                    Exhibit 11.1

           Computation of Basic and Diluted Earnings Per Common Share

                                                                                          Three Months Ended
                                                                                     6/30/97             6/30/98
                                                                                    ---------           ---------
EARNINGS
Net Income (Loss)                                                                   $  75,991           $ (96,498)
Series B Preferred Stock Dividends                                                          0             (26,826)
Series B Preferred Stock Dividends in Arrears                                         (67,066)            (40,240)
                                                                                    ---------           ---------

Pro Forma Income (Loss) Income Applicable
  to Common Stock                                                                   $   8,925           $(163,564)
                                                                                    =========           =========


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
SHARES

Weighted Average Common Shares for the
  period ended                                                                      10,772,315         16,612,931

Additional Shares Assuming Conversion of:
  Preferred Stock Series A and Employee
  Options Exercised                                                                    177,466                  0
                                                                                    ----------         ----------

Pro Forma Shares for Basic Earnings
  Per Common Share                                                                  10,949,781         16,612,931
                                                                                    ----------         ----------

Additional Shares Assuming Conversion of:
  Employee Options Exercised                                                             1,553                  0
                                                                                    ----------         ----------

Pro Forma Shares for Diluted Earnings
  Per Common Share                                                                  10,951,334         16,612,931
                                                                                    ==========         ==========


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
Basic Earnings Per Common Share                                                     $     .00         $    (.01)
Diluted Earnings Per Share                                                         *$     .00       **$    (.01)

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* Series B Preferred Stock have an anti-dilutive effect on Earnings Per Share and are excluded from this Exhibit.

** Common Stock Equivalents have an anti-dilutive effect on Earnings Per Share and are excluded from this Exhibit.